Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Reports Net Loss for Third Quarter 2011

LOS ANGELES, CA – (BUSINESS WIRE) – November 15, 2011 – Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported a net loss of ($7.5) million, or ($4.47) per diluted common share, for the third quarter of 2011, compared to net loss of ($156) thousand, or ($0.25) per diluted common share, for the third quarter of 2010. The increase in net loss primarily reflected higher provision for loan losses, higher income tax provision expense, higher provision for losses on real estate owned (“REO”), and to a lesser extent, lower net interest income and non-interest income.

For the nine months ended September 30, 2011, the Company reported a net loss of ($9.4) million, or ($5.86) per diluted common share compared to net earnings of $1.7 million, or $0.47 per diluted common share for the same period in 2010.

Chief Executive Officer, Paul C. Hudson stated, “For the first nine months of this year, we have fully reserved for our two largest classified assets, aggressively marked to market non performing loans, charged off any loans with little chance of collection, and taken the expense associated with an increase in the valuation allowance related to the utilization of our deferred tax assets , while managing assets and liabilities to maintain Core and Tangible Capital ratios above 8.0% and Total Risk Based Capital above 12.0%.”

Third Quarter 2011 Earnings Summary

For the quarter ended September 30, 2011, our net interest income before provision for loan losses was $4.3 million, which represented a decrease of $786 thousand, or 15%, from the third quarter of 2010. The decrease in net interest income was primarily attributable to a $4.1 million decrease in average net interest-earning assets, as our average interest-earning assets decreased $91.0 million and our average interest-bearing liabilities decreased $86.9 million. The decline in interest-earning assets reflects our strategy, which we have been implementing since the second quarter of 2010 to maintain our capital ratios above the required regulatory thresholds and strengthen our liquidity and deposit base, in part by reducing both potential problem loans and non-performing assets.

Average interest-earning assets for the third quarter of 2011 decreased to $430.9 million, down $91.0 million from the third quarter of 2010. The decrease in average interest-earning assets resulted in a $1.1 million reduction in interest income. The annualized yield on our average interest-earning assets increased 10 basis points to 5.80% for the third quarter of 2011, from 5.70% for the same period a year ago. The 10 basis point increase in the annualized yield on our average interest-earning assets resulted in an increase of $82 thousand in interest income.

Average interest-bearing liabilities for the third quarter of 2011 decreased to $402.7 million, down $86.9 million from the third quarter of 2010. The decrease in average interest-bearing liabilities resulted in a $442 thousand reduction in interest expense. The annualized cost of our average interest-bearing liabilities decreased 3 basis points to 1.90% for the third quarter of 2011 from an annualized cost of 1.93% for the same period a year ago, and resulted in a decrease of $9 thousand in interest expense.

The provision for loan losses for the third quarter of 2011 totaled $3.8 million compared to $1.7 million for the same period a year ago. The $3.8 million provision for loan losses in the third quarter of 2011 primarily reflected the full charge-off of a single commercial loan relationship totaling $3.6 million, of which $924 thousand was reserved for at June 30, 2011. The third quarter provision was also impacted by specific loss allocations on loans that became impaired during the quarter and other collateral dependent loans for which recent valuation of the underlying collateral reflected decrease in values.

Non-interest income for the quarter ended September 30, 2011 totaled $114 thousand compared to $1.0 million for the third quarter of 2010. The $909 thousand decrease from the third quarter of 2010 was primarily due to a $750 thousand financial assistance award received in the third quarter of 2010 from the U.S. Department of the Treasury’s Community Development Financial Institutions (CDFI) Fund. Also contributing to lower non-interest income in the third quarter of 2011 were lower service charges and higher net losses on mortgage banking activities.

Non-interest expense for the quarter ended September 30, 2011 totaled $5.1 million, compared to $4.6 million for the third quarter of 2010. Higher non-interest expense in the third quarter of 2011 was primarily due to higher provisions for losses on REO and loans held for sale. During the third quarter of 2011, provisions for losses on REO and loans held for sale totaled $2.0 million compared to $1.2 million for the same period a year ago and were reflective of declining real estate values.

The Company’s effective income tax rate was (23.20%) for the third quarter of 2011 compared to 16.58% for the third quarter of 2010. Income taxes for interim periods are computed by applying the projected annual effective income tax rate including adjustments for discrete items incurred year-to-date. The Company’s effective income tax rate for the quarter ended September 30, 2011 includes the impact of tax provision true-ups and an increase in the valuation allowance related to the utilization of its federal and state deferred tax assets. The increase in the valuation allowance against its federal and state deferred tax assets was due to the large net losses in the last two quarters and the Company’s inability to project sufficient future taxable income.

Balance Sheet Summary

Total assets were $422.2 million at September 30, 2011, which represented a decrease of $61.7 million, or 13%, from December 31, 2010. During the first nine months of 2011, net loans decreased by $43.1 million, loans held for sale decreased by $14.2 million, securities decreased by $3.6 million, and deferred tax assets decreased by $2.5 million, while REO increased by $2.4 million.

Our gross loan portfolio decreased by $44.1 million to $358.5 million at September 30, 2011 from $402.6 million at December 31, 2010, as loan repayments, foreclosures and charge-offs exceeded loan originations during the nine months ended September 30, 2011. The decrease in our loan portfolio consisted of a $17.2 million decrease in our multi-family residential real estate loan portfolio, a $8.7 million decrease in our commercial real estate loan portfolio, a $5.5 million decrease in our church loan portfolio, a $4.9 million decrease in our one-to-four family residential real estate loan portfolio, a $4.3 million decrease in our commercial loan portfolio, a $2.3 million decrease in our consumer loan portfolio, and a $1.2 million decrease in our construction loan portfolio.

Loan originations for the first nine months of 2011 totaled $3.6 million compared to $17.1 million for the first nine months of 2010. Loan repayments for the nine months ended September 30, 2011 totaled $28.3 million compared to $25.3 million for the comparable period in 2010. Loans transferred to REO during the first nine months of 2011 totaled $7.7 million, compared to $4.4 million during the first nine months of 2010. Loans transferred to loans held for sale during the first nine months of 2011 totaled $2.5 million, compared to $1.4 million during the first nine months of 2010.

Loans held for sale decreased from $29.4 million at December 31, 2010 to $15.2 million at September 30, 2011. The $14.2 million decrease during the first nine months of 2011 was primarily due to performing loan sales of $10.9 million, which were sold at par, non-performing loan sales of $1.3 million and loan repayments of $3.5 million. Loans held for sale that were charged off or transferred to REO totaled $1.0 million for the nine months ended September 30, 2011.

Deposits totaled $294.8 million at September 30, 2011, down $53.6 million, or 15%, from year-end 2010. During the first nine months of 2011, core deposits (NOW, demand, money market and passbook accounts) decreased by $14.8 million and represented 32% of total deposits at September 30, 2011 and December 31, 2010. Our certificates of deposit (“CDs”) decreased by $38.8 million during the first nine months of 2011 and represented 68% of total deposits at September 30, 2011 and December 31, 2010. The $38.8 million decrease in CDs was primarily due to maturities of $20.0 million of State of California CDs and a reduction of $8.3 million in brokered deposits. Over the past year, our funding strategy has included a plan to substantially eliminate brokered deposits, including deposits under the Certificate of Deposit Account Registry Service. To date, we have successfully reduced our brokered deposits to a level representing only 3% of total deposits at September 30, 2011, compared to 5% at December 31, 2010 and 10% at September 30, 2010.

Since the end of 2010, FHLB borrowings remained unchanged at $87.0 million, subordinated debentures remained unchanged at $6.0 million and other borrowings remained unchanged at $5.0 million.

Stockholders’ equity was $23.0 million, or 5% of the Company’s total assets, at September 30, 2011. At September 30, 2011, the Bank’s Total Risk-Based Capital ratio was 12.20%, its Tier 1 Risk-Based Capital ratio was 10.91%, and its Core Capital and Tangible Capital ratios were 8.16%.

As previously announced, the Company is currently implementing a Recapitalization Plan to increase equity capital and reduce debt and senior securities, including a sale of additional common stock and exchanges of preferred stock for common stock at a discount to the liquidation amount, to further strengthen the Company’s capital ratios, and position the Bank for future growth.

Asset Quality

Non-performing assets (“NPAs”), comprised of non-performing loans (“NPLs”) and REO, were $53.3 million, or 12.63% of total assets, at September 30, 2011, as compared to $56.0 million, or 12.53% of total assets, at June 30, 2011 and $46.5 million, or 9.60% of total assets, at December 31, 2010. During the first nine months of 2011, NPLs, including non-performing loans held for sale, were $48.0 million compared to $43.4 million at the end of 2010. These loans consist of delinquent loans that are 90 days or more past due and troubled debt restructurings (“TDRs”) that do not qualify for accrual status.

Despite the increase in NPLs since December 31, 2010, our total NPLs have declined during each of the last two quarters. Also, our total delinquencies and our total classified loans, which include NPLs, have declined in each of the first three quarters of 2011. In addition, at September 30, 2011, approximately $15.3 million, or 32%, of our NPLs were paying currently. The NPLs at September 30, 2011 included 28 church loans totaling $23.9 million, 16 commercial real estate loans totaling $9.9 million, 18 one-to-four family residential real estate loans totaling $8.1 million, 11 multi-family residential real estate loans totaling $5.5 million, a commercial loan for $285 thousand, and a land loan for $313 thousand.

In addition to the NPLs discussed above, there were $20.7 million and $22.5 million of accruing TDRs at September 30, 2011 and December 31, 2010. These TDRs are on accrual status as the loans have complied with the terms of their restructured agreements for a period of six months or longer. Our progress in working with these borrowers is evidenced by the improvement in the performance of our TDRs since the end of 2009, when only $6.2 million of our TDRs were on accrual status.

During the nine months ended September 30, 2011, REO increased by $2.4 million to $5.4 million from $3.0 million at the end of 2010. At September 30, 2011 the Bank’s REO consisted of two one-to-four family residential properties and seven commercial real estate properties, three of which are church buildings. As part of our efforts to reduce non-performing assets, we sold fifteen REO properties for total proceeds of $3.7 million, and recorded a corresponding net loss of $56 thousand, during the first nine months of 2011.

At September 30, 2011 our allowance for loan losses was $19.8 million, or 5.52% of our gross loans receivable, compared to $20.5 million, or 5.08% of our gross loans, at year-end 2010. The ratio of the allowance for loan losses to NPLs, excluding loans held for sale, decreased to 47.67% at September 30, 2011, compared to 54.53% at year-end 2010. Despite the decrease in the allowance ratio, management believes that the remaining loss potential has been reduced as a result of our having already written down, by establishing specific reserves, or charged-off as necessary, 61% of the NPLs to their adjusted fair value less estimated selling costs.

Impaired loans at September 30, 2011 were $60.8 million compared to $58.0 million at December 31, 2010. Specific reserves for impaired loans were $6.5 million, or 10.64% of the aggregate impaired loan amount at September 30, 2011, compared to $6.0 million, or 10.39%, at December 31, 2010. Excluding specific reserves for impaired loans, our coverage ratio (general allowance as a percentage of total non-impaired loans) was 4.48% at September 30, 2011, compared to 4.19% at December 31, 2010. Our allowances for losses after considering reserves for loans held for sale and REO totaled $21.8 million at September 30, 2011, unchanged from year-end 2010.

Net loan charge-offs during the third quarter of 2011 were $6.3 million, or 6.39% of average loans on an annualized basis, compared to $1.7 million, or 1.50% during the third quarter of 2010. Of the $6.3 million of loan charge-offs during the third quarter of 2011, $2.7 million were specifically reserved for at June 30, 2011 and $3.5 million were specifically reserved for during the third quarter of 2011. Commercial loans represented 58% of the charge-offs during the third quarter of 2011, primarily because of the full charge-off of two loans to a professional sports franchise. Additionally, church loans represented 26% of the charge-offs during the third quarter of 2011, while commercial real estate, multi-family and one-to-four family residential real estate loans, combined, represented 16% of the charge-offs during the third quarter of 2011.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, the Company’s plans for Recapitalizing and raising capital, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

SOURCE: Broadway Financial Corporation

Contact: Paul C. Hudson, Chief Executive Officer, (323) 556-3231; or

              Sam Sarpong, Chief Financial Officer, (323) 556-3224; or

              investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	September 30, 2011	December 31, 2010
	(Unaudited )
ASSETS
Cash	$13,735	$8,203
Federal funds sold	7,240	13,775

Cash and cash equivalents	20,975	21,978
Securities available for sale, at fair value	8,612	10,524
Securities held to maturity	11,000	12,737
Loans receivable held for sale, net	15,212	29,411
Loans receivable, net of allowance of $19,805 and $20,458	339,479	382,616
Accrued interest receivable	1,759	2,216
Federal Home Loan Bank (FHLB) stock, at cost	4,089	4,089
Office properties and equipment, net	4,821	5,094
Real estate owned (REO)	5,385	3,036
Bank owned life insurance	2,588	2,522
Deferred tax assets	2,873	5,369
Other assets	5,444	4,338

Total assets	$422,237	$483,930

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$294,850	$348,445
Federal Home Loan Bank advances	87,000	87,000
Junior subordinated debentures	6,000	6,000
Other borrowings	5,000	5,000
Advance payments by borrowers for taxes and insurance	584	272
Other liabilities	5,768	4,353

Total liabilities	399,202	451,070

Stockholders’ Equity:
Senior preferred, cumulative and non-voting stock, $0.01 par value, authorized, issued and outstanding 9,000 shares of Series D at September 30, 2011 and December 31, 2010; liquidation preference of $9,619 at September 30, 2011 and $9,281 at December 31, 2010	8,963	8,963
Senior preferred, cumulative and non-voting stock, $0.01 par value, authorized, issued and outstanding 6,000 shares of Series E at September 30, 2011 and December 31, 2010; liquidation preference of $6,412 at September 30, 2011 and $6,188 at December 31, 2010	5,974	5,974
Preferred, non-cumulative and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at September 30, 2011 and December 31, 2010; liquidation preference of $552 for Series A, $1,000 for Series B and $1,000 for Series C at September 30, 2011 and December 31, 2010	2	2
Preferred stock discount	(1,092)	(1,380)
Common stock, $.01 par value, authorized 8,000,000 shares at September 30, 2011 and December 31, 2010; issued 2,013,942 shares at September 30, 2011 and December 31, 2010; outstanding 1,744,565 shares at September 30, 2011 and 1,743,965 shares at December 31, 2010	20	20
Additional paid-in capital	14,460	14,395
Retained earnings (accumulated deficit)	(2,141)	8,074
Accumulated other comprehensive income, net of taxes of $206 at September 30, 2011 and $176 at December 31, 2010	293	263
Treasury stock-at cost, 269,377 shares at September 30, 2011 and 269,977 shares at December 31, 2010	(3,444)	(3,451)

Total stockholders’ equity	23,035	32,860

Total liabilities and stockholders’ equity	$422,237	$483,930

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings (Loss)

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2011	2010	2011	2010
Interest and fees on loans receivable	$6,062	$7,231	$18,730	$22,186
Interest on securities	176	228	539	767
Other interest income	9	16	28	41

Total interest income	6,247	7,475	19,297	22,994

Interest on deposits	1,056	1,492	3,492	4,563
Interest on borrowings	859	865	2,699	2,511

Total interest expense	1,915	2,357	6,191	7,074

Net interest income before provision for loan losses	4,332	5,118	13,106	15,920
Provision for loan losses	3,814	1,740	8,488	2,623

Net interest income after provision for loan losses	518	3,378	4,618	13,297

Non-interest income:
Service charges	176	275	533	677
Net gains (losses) on mortgage banking activities	(80)	13	(73)	(72)
Net losses on sales of REO	(7)	(53)	(56)	(88)
Other	25	788	90	962

Total non-interest income	114	1,023	494	1,479

Non-interest expense:
Compensation and benefits	1,618	1,696	4,982	5,423
Occupancy expense, net	330	359	1,018	1,069
Information services	200	198	647	602
Professional services	284	214	744	810
Provision for losses on loans held for sale	702	556	728	1,103
Provision for losses on REO	1,251	669	2,033	780
FDIC insurance	144	233	781	695
Office services and supplies	135	147	417	424
Other	447	516	1,380	1,059

Total non-interest expense	5,111	4,588	12,730	11,965

Earnings (loss) before income taxes	(4,479)	(187)	(7,618)	2,811
Income tax expense (benefit)	3,055	(31)	1,767	1,133

Net earnings (loss)	$(7,534)	$(156)	$(9,385)	$1,678

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities available for sale	$(11)	$(122)	$60	$135
Income tax effect	(2)	49	(30)	(54)

Other comprehensive income (loss), net of tax	(13)	(73)	30	81

Comprehensive earnings (loss)	$(7,547)	$(229)	$(9,355)	$1,759

Net earnings (loss)	$(7,534)	$(156)	$(9,385)	$1,678
Dividends and discount accretion on preferred stock	(264)	(282)	(830)	(863)

Earnings (loss) available to common shareholders	$(7,798)	$(438)	$(10,215)	$815

Earnings (loss) per common share-basic	$(4.47)	$(0.25)	$(5.86)	$0.47
Earnings (loss) per common share-diluted	$(4.47)	$(0.25)	$(5.86)	$0.47
Dividends declared per share-common stock	$—	$—	$—	$0.01
Basic weighted average shares outstanding	1,744,565	1,743,965	1,744,251	1,743,649
Diluted weighted average shares outstanding	1,744,565	1,743,965	1,744,251	1,744,967

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of September 30,
	2011		2010
Regulatory Capital Ratios:
Core Capital	8.16%		8.34%
Tangible Capital	8.16%		8.34%
Tier 1 Risk-Based Ratio	10.91%		11.31%
Total Risk-Based Capital	12.20%		12.59%
Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans, excluding loans held for sale	11.59%		6.89%
Non-performing assets as a percentage of total assets	12.63%		7.71%
Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	5.52%		4.24%
Allowance for loan losses as a percentage of non-performing loans, excluding loans held for sale	47.67%		61.60%
Allowance for loan losses as a percentage of non-performing assets	40.79%		51.92%
Net loan charge-offs (recoveries) as a percentage of average loans for nine months ended September 30	2.98	%(A)	1.31	%(A)
Non-performing assets:
Non-accrual loans
Loans receivable, net	$41,549		$30,004
Loans receivable held for sale	6,408		5,722

Total non-accrual loans	47,957		35,726
Loans delinquent 90 days or more and still accruing	—		—
Real estate acquired through foreclosure	5,385		3,530

Total non-performing assets	$53,342		$39,256

	Three Months ended September 30,				Nine Months ended September 30,
	2011		2010		2011		2010
Performance Ratios:
Return on average assets	(6.89	%)(A)	(0.12	%)(A)	(2.71	%)(A)	0.42	%(A)
Return on average equity	(104.17	%)(A)	(1.87	%)(A)	(39.86	%)(A)	6.83	%(A)
Average equity to average assets	6.61%		6.30%		6.79%		6.17%
Non-interest expense to average assets	4.67	%(A)	3.47	%(A)	3.67	%(A)	3.00	%(A)
Efficiency ratio (1)	71.03%		54.76%		73.30%		57.95%
Net interest rate spread (2)	3.90	%(A)	3.80	%(A)	3.69	%(A)	3.91	%(A)
Net interest rate margin (3)	4.02	%(A)	3.92	%(A)	3.83	%(A)	4.03	%(A)

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.
(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended September 30,		Nine Months ended September 30,
	2011	2010	2011	2010
Total assets	$422,237	$508,884	$422,237	$508,884
Total gross loans, excluding loans held for sale	$358,538	$435,433	$358,538	$435,433
Total equity	$23,035	$32,784	$23,035	$32,784
Average assets	$437,422	$528,889	$462,155	$531,036
Average loans	$391,196	$459,290	$408,578	$468,348
Average equity	$28,929	$33,341	$31,393	$32,740
Average interest-earning assets	$430,936	$521,966	$456,617	$526,511
Average interest-bearing liabilities	$402,684	$489,581	$425,203	$492,903
Net income (loss)	$(7,534)	$(156)	$(9,385)	$1,678
Total income	$4,446	$6,141	$13,600	$17,399
Non-interest expense	$5,111	$4,588	$12,730	$11,965
Efficiency ratio	71.03%	54.76%	73.30%	57.95%
Non-accrual loans	$47,957	$35,726	$47,957	$35,726
REO, net	$5,385	$3,530	$5,385	$3,530
ALLL	$19,805	$18,482	$19,805	$18,482
Allowance for loss on loans held for sale	$1,308	$1,335	$1,308	$1,335
REO-Allowance	$646	$565	$646	$565
Interest income	$6,247	$7,475	$19,297	$22,994
Interest expense	$1,915	$2,357	$6,191	$7,074
Net interest income	$4,332	$5,118	$13,106	$15,920
Net loans charge-offs (recoveries)	$6,254	$1,720	$9,141	$4,601